As filed with the Securities and Exchange Commission on July 15, 2010
Registration No. 333-153578

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 2
to
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLE CREDIT PROPERTY TRUST II, INC.
(Exact name of registrant as specified in its governing instruments)

2555 East Camelback Road, Suite 400 Phoenix, Arizona 85016
Maryland (State or other jurisdiction of incorporation or organization)	(602) 778-8700 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	20-1676382 (I.R.S. Employer Identification Number)

D. Kirk McAllaster, Jr.
Executive Vice President and Chief Financial Officer
Cole Credit Property Trust II, Inc.
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
(602) 778-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lauren Burnham Prevost, Esq.
Heath D. Linsky, Esq.
Seth K. Weiner, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☑

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Prospectus Third Amended and Restated Distribution Reinvestment Plan 30,000,000 Shares

Cole Credit Property Trust II, Inc. is a Maryland corporation which qualifies as a real estate investment trust (REIT). We invest primarily in freestanding, single-tenant retail properties subject to long-term triple or double net leases with national or regional creditworthy retailers.

We have established a Third Amended and Restated Distribution Reinvestment Plan (DRP) designed to provide existing holders of shares of our common stock with a convenient method to designate the cash distributions paid in connection with their shares for reinvestment in additional shares of our common stock through the DRP. Some of the significant features of the DRP are as follows:

•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares under the DRP.

•	Participants in the DRP generally are required to have the full amount of the cash distributions paid in connection with their shares reinvested in shares through the DRP.

•	The purchase price for shares under the DRP is the most recently disclosed reasonable estimated value of the shares as determined by our board of directors, including a majority of our independent directors, subject to adjustments for stock dividends, special distributions, combinations, splits, and recapitalizations.

•	Eligible participants may participate in the DRP by completing and executing an authorization form. Authorization forms may be obtained at any time by calling Cole Credit Property Trust II Investor Services at (866) 341-2653 or by writing to them at 2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016. If you are already enrolled in the DRP, no action is required.

•	Participants may terminate participation in the DRP at any time without penalty by delivering written notice to us. A withdrawal from participation in the DRP will be effective with respect to distributions for a distribution period only if written notice of termination is received on or prior to the end of such distribution period.

•	We will offer shares pursuant to the DRP until we sell all 30,000,000 shares in this offering; provided, however, that we may amend the DRP (subject to limited exceptions) or terminate the DRP for any reason, each by providing ten days’ written notice to participants in the DRP.

•	Cash distributions are still taxable even though they will be reinvested in shares pursuant to the DRP.

•	There is no public trading market for the shares, and there can be no assurance that a market will develop in the future.

•	You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision.

The Offering:

	Number of
	Shares Being		Offering Price		Maximum Proceeds
	Offered		per Share		(Before Expenses)

Common Stock, $.01 par value per share	12,016,391	(1)	$9.50	(2)	114,155,718
Common Stock, $.01 par value per share	17,983,609	(3)	$8.05	(4)	144,768,050

(1)	Approximate number of shares sold pursuant to this offering as of July 14, 2010.

(2)	Prior to July 15, 2010, the purchase price for shares sold pursuant to the DRP was $9.50 per share.

(3)	Approximate number of shares available for sale pursuant to this offering as of July 14, 2010.

(4)	Effective July 15, 2010, the purchase price for shares offered pursuant to the DRP is a price equal to the most recently disclosed reasonable estimated value of the shares as determined by our board of directors, including a majority of our independent directors, subject to adjustments for stock dividends, special distributions, combinations, splits, and recapitalizations. On June 22, 2010, we reported that our board of directors established an estimated value of our common stock, as of June 22, 2010, of $8.05 per share.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

Cole Credit Property Trust II, Inc. is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.

The date of this prospectus is July 15, 2010

PROSPECTUS SUMMARY

Cole Credit Property Trust II, Inc.

We are a Maryland corporation, incorporated on September 29, 2004, that elected to be taxed as a REIT under federal tax law beginning with the year ended December 31, 2005 and currently qualify as a REIT. Our primary investment objectives are:

•	to provide current income to our stockholders through the payment of cash distributions; and

•	to preserve and return our stockholders’ capital contributions.

We invest primarily in freestanding, single-tenant, retail properties subject to long-term triple or double net leases with national or regional creditworthy tenants. Our investments may be direct investments in such properties or in other entities that own or invest in, directly or indirectly, interests in such properties. Currently, our portfolio consists primarily of freestanding, single-tenant properties net leased for use as retail establishments. A portion of our portfolio also includes multi-tenant retail properties and single-tenant properties leased to office and industrial tenants. In addition, we have acquired, and may continue to acquire, mortgage loans secured by similar types of commercial properties in our portfolio. Although we expect our portfolio will continue to consist primarily of freestanding, single-tenant properties, we expect to continue to invest in other property types, including office and industrial properties, leased to one or more tenants. In addition, we expect to further diversify our portfolio by investing in multi-tenant properties that compliment our overall investment objectives and additional mortgage loans. Our offices are located at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016. Our telephone number is 602-778-8700. Our fax number is 602-778-8780, and the e-mail address of our investor relations department is investorservices@colecapital.com.

We commenced our initial public offering of shares of our common stock on June 27, 2005. We terminated our initial public offering on May 22, 2007. We issued a total of 54,838,315 shares in our initial public offering, including 53,909,877 shares sold in the primary offering and 928,438 shares sold pursuant to our distribution reinvestment plan, resulting in gross offering proceeds to us of approximately $547.4 million.

On May 23, 2007, we commenced our follow-on public offering of up to 150,000,000 shares of our common stock. We terminated the follow-on offering on January 2, 2009. We issued a total of 147,454,259 shares in the follow-on offering, including 141,520,572 shares sold in the primary offering and 5,933,687 shares sold pursuant to our distribution reinvestment plan, resulting in gross offering proceeds of approximately $1.5 billion.

On September 18, 2008, we registered 30,000,000 additional shares to be offered pursuant to our distribution reinvestment plan under a registration statement of which this prospectus is a part. As of March 31, 2010, we had issued 10,385,080 shares of our common stock pursuant to this offering, resulting in gross proceeds of approximately $98.7 million.

As of March 31, 2010, we owned 693 properties, comprising approximately 19.5 million gross rentable square feet of single and multi-tenant retail and commercial space located in 45 states and the U.S. Virgin Islands. As of March 31, 2010, the rentable space at these properties was 94% leased. In addition, as of March 31, 2010, we owned 69 mortgage notes receivable, with an aggregate carrying value of $81.8 million, secured by 43 restaurant properties and 26 single-tenant retail properties, each of which is subject to a net lease. Through two joint ventures, we had an 85.48% indirect interest in a 386,000 square foot multi-tenant retail building and a 70% indirect interest in a ten-property storage facility portfolio. In addition, we owned six commercial mortgage-backed securities bonds, with an aggregate fair value of $63.2 million as of March 31, 2010.

Our Advisor

Cole REIT Advisors II, LLC, a Delaware limited liability company (Cole Advisors II), is our advisor. Pursuant to a contractual arrangement, Cole Advisors II is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf. The agreement with Cole Advisors II is for a one-year term and is reconsidered on an annual basis by our board of directors.

Our Operating Partnership

Substantially all of our business is conducted through our operating partnership, Cole Operating Partnership II, L.P. (Cole OP II), a Delaware limited partnership organized in 2004. Our company is the sole general partner of and owns an approximately 99.99% interest in Cole OP II. Cole Advisors II is the sole limited partner and owns an insignificant noncontrolling partnership interest of less than 0.01% of Cole OP II.

Our Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We currently have three members on our board of directors. Two of the directors are independent of our advisor and have responsibility for reviewing its performance. Our directors are elected annually by the stockholders. Although we have executive officers who manage our operations, we do not have any paid employees. Only our non-employee directors are compensated for their services to us.

Our REIT Status

As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income, excluding income from operations or sales through taxable REIT subsidiaries. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Terms of the Offering

We currently are offering up to 30,000,000 shares to our existing stockholders pursuant to the DRP at a purchase price equal to the most recently disclosed reasonable estimated value of the shares as determined by our board of directors, including a majority of our independent directors, subject to adjustments for stock dividends, special distributions, combinations, splits, and recapitalizations. On June 22, 2010, we reported that our board of directors established an estimated value of our common stock, as of June 22, 2010, of $8.05 per share. In determining an estimated value of our shares, our board of directors relied upon information provided by an independent consultant that specializes in valuing commercial real estate companies, and information provided by our advisor. Our board of directors relied on valuation methodologies that are commonly used in the commercial real estate industry, including, among others, a discounted cash flow analysis, which projects a range of the estimated future stream of cash flows reasonably likely to be generated by our portfolio of properties, and discounts the projected future cash flows to a present value. In addition, our board of directors reviewed current, historical and projected capitalization rates for commercial properties similar to the properties owned by us, and the values of publicly traded REITs with portfolios comparable to our portfolio. Our board of directors also took into account the estimated value of our other assets and liabilities, including a reasonable estimate of the value of our debt obligations.

We will offer shares pursuant to the DRP until we sell all 30,000,000 shares in this offering; provided, however, that we may amend the DRP (subject to limited exceptions) or terminate the DRP for any reason, each by providing ten days’ written notice to participants in the DRP. This offering must be registered or exempt from registration in every state in which we offer or sell shares. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we generally have to renew our state registrations annually. If we fail to renew our registration in a timely manner or our registration otherwise lapses in a state in which this offering is not exempt from registration, we may have to stop selling shares in that state.

Third Amended and Restated Distribution Reinvestment Plan

This prospectus describes the DRP, which is designed to offer our existing stockholders a convenient method for purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. Even if you participate in the DRP and therefore elect not to receive distributions in cash, you will be taxed on your distributions to the extent they constitute taxable income, and participation in the DRP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. We may terminate the DRP in our discretion at any time upon ten days’ written notice to participants in the DRP.

Use of Proceeds

The proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, investment in real estate, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share redemption program.

Incorporation by Reference

This prospectus incorporates by reference several documents previously filed with the Securities and Exchange Commission (SEC), including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Report on Form 10-Q for the period ended March 31, 2010, our 2010 proxy statement, as well as all future documents we file pursuant to certain sections of the Securities Exchange Act of 1934, as amended (Exchange Act). These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

You should carefully review the risk factors identified under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY OF OUR THIRD AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Purpose of the DRP

The DRP is designed generally to offer our existing stockholders a convenient method of purchasing additional shares of our common stock by reinvesting cash distributions without paying any selling commissions, fees or service charges. We will use the proceeds received from sales of the shares for general corporate purposes, including, but not limited to, investment in real estate, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share redemption program.

How to Enroll in the DRP

You can participate in the DRP if you currently own shares of our common stock and such shares are registered in your name. If you have shares registered in the name of someone else (for example, with a bank, broker or trustee), to enroll in the DRP, you will need to arrange for that entity to transfer ownership of the shares to you.

Eligible persons may join the DRP at any time by completing and executing an authorization form and returning it to Cole Credit Property Trust II Investor Services at 2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016. Authorization forms may be obtained at any time by calling (866) 341-2653 or by writing to the address specified above. Participation in the DRP will commence with the next distribution payable after receipt of your election to participate, provided it is received on or prior to the last day of the distribution period to which such distribution relates. If you are already enrolled in the DRP, no action is required.

You will remain a participant of the DRP until you deliver to us written notice of your desire to terminate your participation (described more fully below under the heading “Terminating Your Participation in the DRP”).

Reinvestment of Your Distributions

If you choose to participate in the DRP, the DRP’s administrator will receive all cash distributions on the shares registered in your name and will apply such distributions to purchase additional shares for you directly from us. Participants generally are required to have the full amount of their cash distributions with respect to all shares owned by them reinvested pursuant to the DRP. However, the DRP’s administrator has the sole discretion, upon the request of a DRP participant, to accommodate such participant’s request for less than all of its securities to be subject to participation in the DRP.

The distributions paid on shares acquired through the DRP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.

Source and Purchase Price of the Shares

There is no public trading market for the shares, and there can be no assurance that a market will develop in the future. Shares may be purchased under the DRP at the most recently disclosed reasonable estimated value of the shares as determined by our board of directors, including a majority of our independent directors, subject to adjustments for stock dividends, special distributions, combinations, splits and recapitalizations. While the selling price of the shares is the most recently disclosed reasonable estimated value of the shares, as determined by our board of directors, the selling price may not be indicative of the price at which the shares may trade if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.

When Shares Will Be Purchased

Shares will be purchased for you under the DRP on the payment date for the distribution used to purchase the shares to the extent shares are available for purchase under the DRP. If sufficient shares are not available, any distribution funds that have not been invested in shares within 30 days after receipt will be distributed, along with any interest earned on such funds, to the respective DRP participant. We intend to pay distributions monthly.

Cost of Participating in the Program

You will not incur any brokerage commissions or service charges when purchasing shares under the DRP.

Tracking Your Investment

Within 90 days after the end of each calendar year, the DRP’s administrator will mail you a statement of account describing your distributions received, the number of shares purchased, and the per share purchase price for such shares pursuant to the DRP during the prior year. Each statement will also advise you that you are required to notify us in the event that there is any material change in your financial condition or if any representation made by you under the subscription agreement for your initial purchase of securities becomes inaccurate. Tax information regarding your participation in the DRP will be sent to you at least annually.

In addition, our annual report contains information regarding our history of distribution payments. This annual report is mailed to our stockholders each year.

Book-Entry Evidence for Shares Acquired Under the DRP

All shares that you purchase through the DRP are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. The number of shares you hold in the DRP will be shown on your regular statement of account.

Selling Shares Acquired Under the DRP

You may sell the shares purchased through the DRP, and your other shares, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of shares to protect our status as a REIT. However, there is currently no liquid market for our shares, and we do not expect one to develop. Consequently, there may not be a readily available buyer for your shares.

Your transfer of shares will terminate participation in the DRP with respect to such transferred shares as of the first day of the distribution period in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates to the DRP’s administrator that such transferee meets the requirements for participation in the DRP and affirmatively elects to participate by delivering an executed authorization form or other instrument required by the DRP’s administrator.

Terminating Your Participation in the DRP

You may terminate or modify your participation in the DRP at any time upon written notice to the DRP’s administrator. To be effective for any distribution period, such notice must be received by the DRP’s administrator on or prior to the last day of the distribution period.

Our DRP’s administrator may terminate your individual participation in the DRP at any time by ten days’ prior written notice to you.

After termination of your participation in the DRP, the DRP’s administrator will send you a check for the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the termination of your participation in the DRP will be sent directly to you.

Tax Consequences of Your Participation in the DRP

The reinvestment of distributions does not relieve you of any income tax which may be payable on such distributions. Distributions paid by us to you are treated as dividends to the extent that we have earnings and profits for federal income tax purposes. Any amount distributed in excess of our earnings and profits is applied as a return of capital, which results in reduction in the adjusted basis of your shares. Once your adjusted basis in the shares is reduced to zero, any excess is treated as gain from the sale of shares.

If you participate in the DRP, you may recognize taxable dividend income equal to the value of the shares received, even though you purchased shares and did not receive any cash. These deemed dividends will be treated as actual dividends paid from us to you and will retain the character and tax effects applicable to all dividends. The shares received by you pursuant to the DRP will have a holding period beginning with the day after the purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution.

Tax-exempt stockholders, including IRAs, Keogh Plans, 401(k) plans and charitable remainder trusts, generally will not have to pay any taxes on distributions, including distributions reinvested under the DRP. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable.

The income tax consequences for participants who do not reside in the United States may vary from jurisdiction to jurisdiction.

The above discussion regarding the tax consequences of participating in the DRP is intended only as a general discussion of the current federal income tax consequences of participating in the DRP. Since each eligible participant’s financial situation is different, you should consult your individual tax advisor concerning any tax questions you may have about participation in the DRP.

Amendment or Termination of the DRP

We may amend the DRP (subject to limited exceptions) or terminate the DRP for any reason, each by providing ten days’ written notice to participants in the DRP.

After termination of the DRP, the DRP’s administrator will send you a check for the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the termination of the DRP will be sent directly to you.

Voting Rights of Shares Acquired Under the DRP

Shares in your DRP account will be voted as you direct. As a stockholder, you will receive a proxy card in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRP account. You may also vote your shares, including those credited to your DRP account, in person at any annual or special meeting of stockholders.

Our Liability Under the DRP

Neither our company nor the DRP’s administrator has any responsibility or liability as to the value of the shares or any change in the value of the shares acquired for each participant’s account. Neither the company nor the DRP’s administrator will be liable for any act done in good faith, or for any good faith omission to act. In addition, our charter provides that we will indemnify and hold harmless a director, an officer, an employee, an agent, our advisor or an affiliate against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity, provided that such party determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of our company.

We have agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (Securities Act), is against public policy and unenforceable. Indemnification of our directors, officers, employees, agents, advisor or our affiliates and any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRP.

Governing Law

The DRP and the DRP’s participants’ election to participate in the DRP will be governed by the laws of the State of Maryland.

Contact for Documents Regarding the DRP

All requests for forms regarding the DRP and documents incorporated by reference into this prospectus should be sent to:

COLE CREDIT PROPERTY TRUST II INVESTOR SERVICES
2575 East Camelback Road, Suite 500
Phoenix, Arizona 85016
(866) 341-2653

USE OF PROCEEDS

The proceeds raised pursuant to the DRP will be used for general corporate purposes, including, but not limited to, investment in real estate, payment of operating expenses, capital expenditures, fees and other costs, repayment of debt, and funding for our share redemption program. We cannot predict with any certainty how much DRP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.

We will pay actual expenses incurred in connection with the registration and offering of the DRP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC, FINRA and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $158,000 (or less than 1% of the maximum DRP proceeds).

PLAN OF DISTRIBUTION

We are offering a maximum of 30,000,000 shares to our current stockholders. The shares are being offered at the most recently disclosed reasonable estimated value of the shares as determined by our board of directors, including a majority of our independent directors, subject to adjustments for stock dividends, special distributions, combinations, splits and recapitalizations, and we have no basis for estimating the number of shares that will be sold.

We will not engage any person to participate in or facilitate the distribution of shares under the DRP, and we will not pay any selling commissions, dealer manager fees or any other remuneration in connection with the sale of shares pursuant to the DRP.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has passed upon the legality of the common stock offered hereby.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus by reference from Cole Credit Property Trust II, Inc’s Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and the financial statement schedules and includes an explanatory paragraph referring to a change in the method of accounting for business combinations). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the DRP is terminated comprise the incorporated documents:

(a) The description of our shares contained in our Registration Statement on Form S-11 (Registration No. 333-138444) filed with the SEC on November 6, 2006, as amended;

(b) Our Annual Report on Form 10-K for the year ended December 31, 2009;

(c) Our Revised Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2010 in connection with our Annual Meeting of Stockholders held on May 26, 2010;

(d) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 14, 2010;

(e) Our Current Report on Form 8-K filed with the SEC on June 2, 2010; and

(f) Our Current Report on Form 8-K filed with the SEC on June 22, 2010, as amended by the Current Report on Form 8-K/A filed with the SEC on June 30, 2010;

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to Cole Credit Property Trust II Investor Services at 2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016, telephone (866) 341-2653.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year. This prospectus does not contain all information set forth in the Registration Statement on Form S-3 filed with the SEC, as amended and exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

Prospectus
Third Amended and Restated Distribution Reinvestment Plan
30,000,000 Shares of Common Stock

Alphabetical Index	Page

Cautionary Note Regarding Forward-Looking Statements	4
Experts	9
Incorporation of Certain Information by Reference	9
Legal Matters	9
Plan of Distribution	9
Prospectus Summary	1
Risk Factors	4
Summary of Our Third Amended and Restated Distribution Reinvestment Plan	5
Use of Proceeds	8
Where You Can Find Additional Information	10

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.

July 15, 2010

EXHIBIT A

COLE CREDIT PROPERTY TRUST II, INC.

THIRD AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PLAN

Effective July 15, 2010

Cole Credit Property Trust II, Inc., a Maryland corporation (the “Company”), has adopted this Third Amended and Restated Distribution Reinvestment Plan (the “Plan”), to be administered by the Company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any holder of shares of common stock of the Company, par value $.01 per share (the “Shares”), and, subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by an affiliate of Cole REIT Advisors II, LLC, the Company’s advisor (an “Affiliated Program”), may become a Participant in the Plan by making a written election to participate in the Plan by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares, or shares of stock or units of limited partnership interest of an Affiliated Program (collectively, “Securities”), owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2. Distribution Reinvestment.

(a) The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Program with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payment after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received on or prior to the last day of the period to which such Distribution relates. The election will apply to all Distributions attributable to such period and to all periods thereafter, unless and until termination of participation in the Plan, in accordance with Section 9. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Company’s board of directors, or the board of directors or general partner of an Affiliated Program, as applicable.

(b) A written election to participate must be received by the Administrator prior to the last business day of the month, in order to become a Plan Participant with respect to that month’s Distributions. If the period for Distribution payments shall be changed, then this paragraph shall also be changed, without the need for advance notice to Participants.

(c) Notwithstanding anything to the contrary in this Section, for Distributions relating to June 2010, which are scheduled to be paid in July 2010, a written election to participate in the Plan shall be valid, so long as received in writing by the Administrator prior to July 14, 2010.

3. General Terms of Plan Investments.

(a) The Administrator will invest Distributions in Shares at a price equal to the Estimated Share Value (as defined herein), as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Shares. For purposes of establishing the purchase price for Shares pursuant to the Plan, “Estimated Share Value” shall mean the most recently disclosed reasonable estimated value of the Shares as determined by the Company’s board of directors, including a majority of the independent directors. If the Company has sold property and has made one or more special distributions to stockholders of all or a portion of the net proceeds from such sales subsequent to the establishment of the Estimated Share Value, the purchase price for Shares will be reduced by the net sale proceeds per share distributed to investors prior to the investment date. The Company’s board of directors will, in its sole discretion, determine which distributions, if any, constitute a special distribution. No advance notice of pricing pursuant to this Paragraph 3(a) shall be required, other than to the extent the issue is a material event, requiring the public filing of a Form 8-K.

(b) The Administrator will invest Distributions in Shares that are registered with the Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Shares for use in the Plan (a “Registration Statement”).

(c) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(d) Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.

(e) For each Participant, the Administrator will maintain an account which shall reflect for each period for which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(f) Distributions shall be invested in Shares by the Administrator on the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be returned to the respective Participant.

(g) Participants may acquire fractional Shares, computed to four decimal places, so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(h) A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the board of directors.

4. Absence of Liability.  Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition, as compared to information previously provided to the shareholder’s broker or financial advisors or inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Securities. A material change shall include any anticipated or actual material decrease in net worth or annual gross income, or any other material change in circumstances that may be likely to cause the Participant’s broker or financial advisor to determine that an investment in Shares is no longer suitable and appropriate for the Participant or that would cause the Participant to fail to meet the minimum suitability standards set forth in the subscription agreement signed by the Participant.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Securities becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Reinvestment in Subsequent Programs.

(a) The Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended;

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

(b) The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Plan and such prospectus allows investment pursuant to the Plan;

(ii) a registration statement covering the interests in the Plan has been declared effective under the Securities Act of 1933, as amended;

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Plan; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Plan, the Participant’s broker or financial advisor determines that an investment in Shares is suitable and appropriate for the Participant.

9. Termination.

(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator on or prior to the last day of the Distribution Period to which it relates.

(b) As the Distribution Period is presently monthly, a written election to terminate must be received by the Administrator prior to the last business day of the month, in order to terminate participation in the Plan for that month. If the period for Distribution payments shall be changed, then this paragraph shall also be changed, without the need for advance notice to Participants.

(c) Notwithstanding anything contrary in this Section, for the Distribution Period of June 2010, a written election to terminate participation in the Plan shall be valid, so long as received in writing by the Administrator prior to July 14, 2010.

(d) A Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

10. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

11. Amendment or Termination by Company.

(a) The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant, provided, however, the Company may not amend the Plan to (a) provide for selling commissions or dealer manager fees to be paid for shares purchased pursuant to this Plan or (b) revoke a Participant’s right to terminate or modify his participation in the Plan.

(b) The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate the Plan itself, at any time by providing ten (10) days’ prior notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares. Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Plan or Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of Cole Operating Partnership II, LP.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of Cole Operating Partnership II, LP (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Cole Credit Property Trust II Investor Services Department, 2575 East Camelback Road, Suite 500, Phoenix, Arizona 85016, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator or by filing such notice with the SEC as part of a current report to stockholders on Form 8-K. Each Participant shall notify the Administrator promptly in writing of any changes of address.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid in connection with the sale of common stock being registered by the Registrant, all of which will be paid by the Registrant. All amounts are estimates and assume the sale of 30,000,000 shares except the registration fee.

SEC Registration Fee	$11,201
FINRA Filing Fee	29,000
Printing and Postage Expenses	50,000
Legal Fees and Expenses	27,799
Accounting Fees and Expenses	15,000
Blue Sky Fees and Expenses	25,000

Total expenses	$158,000

Item 15.	Indemnification of the Officers and Directors

The Maryland General Corporation Law, as amended (MGCL), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Subject to the applicable limitations under Maryland law and in our charter, our charter contains a provision that eliminates directors’ and officers’ liability to us and our stockholders for money damages.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Our charter provides that we will generally indemnify and hold harmless a director, officer, employee, agent, advisor or affiliate against any and all losses or liabilities reasonably incurred by such director, officer, employee, agent, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

However, under our charter, we will not indemnify the directors, officers, employees, agents, advisor or affiliates for any liability or loss suffered by the directors, officers, employees, agents, advisor or affiliates, nor will we hold harmless the directors, officers, employees, agents, advisor or affiliates for any loss or liability, unless all of the following conditions are met: (i) the directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the directors, officers, employees, agents, advisor or affiliates were acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, advisor or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. In addition, the directors, officers, employees, agents, advisor or affiliates and any persons acting as a broker-dealer will not be indemnified by us for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Our charter provides that the advancement of funds to our directors, officers, employees, agents, advisor or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, officers, employees, agents, advisor or affiliates undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification; and (iv) the directors, officers, employees, agents, advisor or affiliates provide us with written affirmation of their good faith belief that the standard of conduct necessary for indemnification has been met.

We also have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 16.	Exhibits

The list of exhibits filed as part of this registration statement on Form S-3 is submitted in the Exhibit Index following the signature page.

Item 17.	Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, the 15 day of July, 2010.

COLE CREDIT PROPERTY TRUST II, INC.

By:	/s/ Christopher H. Cole
Christopher H. Cole, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Christopher H. Cole Christopher H. Cole	Chief Executive Officer, President and Director (Principal Executive Officer)	July 15, 2010

/s/ D. Kirk McAllaster, Jr. D. Kirk McAllaster, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 15, 2010

* Marcus E. Bromley	Director	July 15, 2010

* George N. Fugelsang	Director	July 15, 2010

* By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

3	.1*	Fifth Articles of Amendment and Restatement of the Registrant, as corrected (previously filed in and incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K (File No. 333-121094), filed on March 23, 2006)
3	.2*	Amended and Restated Bylaws of the Registrant (previously filed in and incorporated by reference to Exhibit 99.1 to the Registrant’s Form 8-K (File No. 333-121094), filed on September 6, 2005)
3	.3*	Articles of Amendment to Fifth Articles of Amendment and Restatement of the Registrant (previously filed in and incorporated by reference to Exhibit 3.3 of the Registrant’s Form S-11 (File No. 333-138444), filed on November 6, 2006)
4.1		Third Amended and Restated Distribution Reinvestment Plan (included as Exhibit A to prospectus)
5	.1*	Opinion of Venable LLP as to legality of securities (previously filed in and incorporated by reference to Exhibit 5.1 of the Registrant’s Form S-3 (File No. 333-153578), filed on September 18, 2008)
23	.1*	Consent of Venable LLP (included in Exhibit 5.1) (previously filed in and incorporated by reference to Exhibit 23.1 of the Registrant’s Form S-3 (File No. 333-153578), filed on September 18, 2008)
23.2		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
24	.1*	Power of Attorney (included on the signature page of the registration statement) (previously filed in and incorporated by reference to Exhibit 24.1 of the Registrant’s Form S-3 (File No. 333-153578), filed on September 18, 2008)
24.2		Power of Attorney for George N. Fugelsang

*	Previously filed.